EXHIBIT 10.10

Private & Confidential

FORM OF DIRECTOR SERVICES AGREEMENT

This Director Services Agreement (the “Agreement”) is made and entered into as of the      day of                      (the “Effective Date”) by and between Keane Group Holdings, LLC, a Delaware limited liability company the “Company”), and                      (“you” or “your”), an individual residing at the address set forth next to his name on the signature page below. For purposes of this Agreement, you and the Company each may be referred to individually as a “Party”, and together as the “Parties”.

WHEREAS, the Board of Managers of the Company (the “Board”) wishes to secure your services on the Board as an Independent Manager (as such terms are defined in the LLC Agreement), and you wish to provide such services, in each case pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth below, the Parties, intending to be legally bound, hereby covenant and agree as follows:

1. Certain Definitions. Capitalized Terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in that certain Third Amended and Restated Limited Liability Company Agreement of Keane Group Holdings, LLC dated as of March 16, 2016 (as may be amended from time to time, the “LLC Agreement”).

2. Services.

(a) Designation and Acceptance; Board Activities. You have been designated to serve as an Independent Manager pursuant to the LLC Agreement. You hereby accept such designations and agree to perform such duties and responsibilities as are attendant to such positions pursuant to the LLC Agreement and this Agreement. Such duties and responsibilities shall include, without limitation (i) attending regular and special meetings of the Board and executive sessions at such times and locations, and with such frequency, as may be determined by the Board, including meetings in person, by telephone and by video conferencing, (ii) serving on committees of the Board as reasonably requested in order to assist the Board with its oversight of the Company’s management and performance, (iii) providing the Company and its management team with strategic guidance, oversight and other assistance to help build the Company’s long-term value and (iv) performing such other duties and functions as are customary for roles of this nature.

(b) Conflicts. During the Term, you will not engage in any business activity that creates, or reasonably could be expected to create, an actual or potential conflict of interest with the Company or its subsidiaries, regardless of whether such activity is prohibited by the Company’s conflicts of interest policies or this Agreement, and you shall notify the Chairman of the Board and the corporate Secretary of the Company, in writing, before engaging in any business activity that creates, or reasonably could be expected to create, an actual or potential conflict of interest with the Company or its subsidiaries.

3. Term. The term of this Agreement shall commence on the Effective Date and shall continue thereafter on an at-will basis until the earlier to occur of your disability, death, resignation or removal (such period, the “Term”), at which time the Term shall automatically cease and this Agreement shall automatically terminate without any further action on the part of either Party (except for such provisions of this Agreement that are expressly intended to survive termination as set forth in Section 11(j) below). Upon termination of this Agreement, you shall be deemed to have resigned from any and all offices you then hold with the Company, its direct and indirect subsidiaries and branches and each of their respective successors and assigns (collectively, the “Company Group”), whether by virtue of any position you may hold on the Board or otherwise, and you shall cooperate with the Company in the winding up or transferring to other Managers any work pending at the time of termination.

4. Compensation.

(a) Service Fees. In consideration of your services on the Board, the Company will pay you an annual fee in the aggregate amount of Seventy-five Thousand Dollars ($75,000) per annum, pro-rated for any partial year (the “Services Fee”). The Services Fee will be paid to you by the Company in equal quarterly installments, with the first payment to be made on or about the first business day following the end of the calendar quarter in which this Agreement is executed by the Parties and the remaining payments will be made to you on or about the first business day following the end of each calendar quarter (April, July, October and January) during the Term. The Company shall be entitled to withhold from payment any amount required by law or requested by you.

(b) Expense Reimbursement. In addition to the cash compensation set forth in Section 4(a) above, the Company will reimburse you for all reasonable, out-of-pocket expenses that you incur in connection with the performance of your duties as a Manager on the Board, consistent with the Company’s ordinary policies and practices for the reimbursement of such business expenses.

5. Liability Insurance. During the Term, the Company shall maintain an insurance policy or policies providing directors’ and officers’ liability insurance in an amount and on terms deemed acceptable by the Board. You will be covered by such policy or polices, in accordance with its or their terms, to the maximum extent of the coverage available under such policy for any other Manager.

6. Exculpation; Indemnification; Advance Payment. In your capacity as a Manager, the Company shall provide you with exculpation, indemnification, advance payment rights and other legal protections as more particularly set forth in Section VII of the LLC Agreement. You shall continue to retain these rights and protections with respect to matters involving your tenure on the Board should you cease to be a member of the Board, and these rights and protections shall inure to the benefit of your heirs, executors and administrators, in each case as and to the extent provided in the LLC Agreement.

7. Absence of Restrictions. You understand that it is important to the Company, its Affiliates and the Company’s investors that you not have any restrictions on your ability to discharge your duties as an Independent Manager as a result of any obligations you may have in favor of any other Person. Accordingly, you hereby represent and warrant to the Company that, as of the date of this Agreement and at all times during the Term, you are not, and shall not become, subject to any contractual, fiduciary or other legal obligation or restriction in favor of any other Person which could arguably, in any manner, prohibit, restrict or otherwise limit your ability to perform the Services contemplated by this Agreement, including, but not limited to, employment obligations, non-competition obligations, non-solicitation obligations, confidentiality obligations, exclusivity obligations, fiduciary obligations, or other commitments, duties or restrictions in favor of any other Person (individually and collectively, “Restrictions”). At all times during the Term, you shall use your best efforts to avoid any Restrictions and shall refrain from entering into any agreement or other commitment, or assuming any duty or obligation, that would create, or reasonably could be expected to create, any Restriction, in each case without the prior written approval of the Company. If at any time, you are required to make any disclosure of your obligations under this Agreement, or to take any action that may conflict with any of the provisions of this Agreement, you shall promptly notify the Chairman, in writing, prior to making such disclosure or taking such action.

8. Cooperation. During the Term, and at all times thereafter, you shall cooperate with the Company and its Affiliates, at the Company’s sole cost and expense (not including legal fees and expenses that you may incur by retaining independent counsel), with respect to matters about which you have knowledge, including, without limitation (a) matters involving any review, audit or investigation by the Company, any of its Affiliates or any other Person and (b) any pending or threatened claim, demand, action, cause of action, suit, litigation, or administrative or arbitral proceeding, hearing or review, including, without limitation, any request from a regulatory or similar agency, involving the Company or any of its Affiliates.

9. Non-Disparagement. During the Term and at all times thereafter, the Parties mutually agree that neither of them shall make, publish, post, disseminate or communicate, verbally, in writing, electronically, digitally, or otherwise, to any Person any Disparaging remarks, comments or statements concerning the other Party (including, with respect to the Company, any Member or Manager of the Company Group or any of their respective officers, directors, employees, investors, direct or indirect controlling persons, members, managers, partners, plan administrators and agents, as well as any predecessors, past and future successors or assigns (including, without limitation, the purchaser of all or any assets of, or estates of, any of the foregoing)). For purposes of this Agreement, the term “Disparaging” shall mean remarks, comments, statements, or communications (verbal, written, electronic, digital, or otherwise) that (a) reflect adversely on the business affairs or practices of the Person being remarked or commented upon, or (b) impugn the character, honesty, integrity, morality, business acumen or abilities in connection with any aspect of the operation of business of the Person being remarked or commented upon. Notwithstanding the foregoing, this Section 9 shall not be violated by truthful statements or disclosures made (x) in response to legal process, required governmental testimony, or filings, or administrative or arbitral proceedings, (y) in connection with a Party’s defense of any claims brought against it by the other Party, or (z) in the good faith exercise or performance of a Party’s rights or obligations hereunder.

10. Certain Additional Obligations. During the Term, you will have access to and will receive a broad range of proprietary, confidential and competitively sensitive information concerning the business, finances and affairs of the Company and other members of the

Company Group. You also may originate or participate in the development of trade secrets, inventions and other intellectual property of the Company and other members of the Company Group. Accordingly, during the Term and for such additional periods as may be set forth therein, you shall abide by the obligations set forth in Appendix A to this Agreement, each of which is hereby incorporated herein by this reference.

11. Miscellaneous.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) business days after the date of mailing or one (1) business day after transmittal by overnight mail using Federal Express or another similar overnight delivery service, to the address specified by the Parties on the signature pages below or such or such other address as may be reflected in the Company’s records or previously specified by a Party at the time of such notice.

(b) Entire Agreement. This Agreement (including Appendix A) and the Award Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and, supersedes all prior agreements, written or oral, with respect thereto.

(c) Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(d) Governing Law, Dispute Resolution and Venue. This Agreement shall be governed and construed in accordance with the laws of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law. The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. IN ADDITION, THE PARTIES AGREE TO WAIVE TRIAL BY JURY.

(e) Assignability. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or you without prior written consent signed by the other party; provided that the Company may assign this Agreement to any successor that continues the business of the Company, including any person or entity that acquires all or substantially all of the assets or equity of the Company. You hereby acknowledge and agree that the Services you will be providing hereunder are personal in nature and may not be assigned, subcontracted or delegated to, or performed by, any other Person without the express prior written approval of Cerberus Investor.

(f) Counterparts. This Agreement may be executed in multiple counterparts, any of which may be signed and exchanged by electronic mail and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

(h) Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. You acknowledge that the restrictive covenants contained in Appendix A are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

(i) Judicial Modification. If any court determines that any of the covenants in Appendix A, or any part of any of them, are invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, are invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

(j) Survival. In the event that Services you provide hereunder are terminated for any reason, this Agreement shall forthwith become null and void and of no further force or effect, except that the provisions set forth in Section 6 (Exculpation; Indemnification; Advance Payment), Section 8 (Cooperation), Section 7 (Non-Disparagement), Section 10 (Certain Additional Obligations) and Section 11 (Miscellaneous) shall survive any termination of this Agreement for the periods set forth therein, if any).

*** Remainder of Page Intentionally Blank – Signature Page Follows ***

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

KEANE GROUP HOLDINGS, LLC

By:

Address:

DIRECTOR

Address:

Appendix A

1.	Confidential Information.

(a) You acknowledge that during the Term you will be afforded access to Confidential Information (as defined below) and that any unauthorized disclosure of such Confidential Information would have an adverse effect on the Company, the Company Group and/or their respective businesses and interests.

(b) You agree that you (i) shall not, during the Term and for a period of two (2) years thereafter (the “Confidentiality Period”), directly or indirectly, disclose, reveal, divulge, publish or otherwise make known to any Person or permit any Person to disclose, reveal, divulge, publish or otherwise make known to any Person or use any Confidential Information, for any reason or purpose whatsoever, except in the course of performing your duties as an Independent Director and for the benefit of the Company or any member of the Company Group (and except, subject to subparagraph 1.(d) below, as required by applicable law), and (ii) shall not make use of any Confidential Information for your own purposes, for the benefit of any other Person (other than in the course of performing your duties as an Independent Director and for the benefit of the Company or any member of the Company Group) or in any manner adverse to the interests of the Company or any member of the Company Group.

(c) You agree that you shall not remove from the premises of the Company or any member of the Company Group (except to the extent such removal is for purposes of the performance of your duties at home or while traveling), as the case may be, any document, record, directory, memoranda, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, or any other materials containing Confidential Information (individually and collectively, the “Proprietary Items”). You agree that uploading, posting, downloading, or copying any Proprietary Items, or representation thereof, in electronic or digital form to any site, application, computer, computer system, disk, hard drive, thumb drive, or other location or device, other than those that are authorized components of the Company’s controlled, supported and maintained information technology system, shall be deemed to be a removal of such Proprietary Items from the premises of the Company for purposes of this Agreement. You recognize that, as between the Company and any member of the Company Group, on the one hand, and you, on the other hand, all of the Proprietary Items, whether or not conceived or developed by you, are and shall remain the exclusive property of the Company or a member of the Company Group, as the case may be. Upon the end of the Term, or upon the earlier request of the Company, you agree that you shall promptly return to the Company all Proprietary Items, together with any other property of the Company or a member of the Company Group, in your possession or subject to your control, and you shall not retain any copies (including electronic copies), duplicates, abstracts, excerpts, sketches, or other physical embodiment of any of the Proprietary Items.

(d) You acknowledge that notwithstanding the foregoing provisions (a), (b) and (c) of this paragraph 1 of Appendix A, if you are required to disclose any Confidential Information pursuant to applicable law or regulation or a subpoena or court order by a court of competent jurisdiction or other appropriate governmental department, commission or agency, you shall promptly notify the Company, in writing, of any such requirement so that the Company and any other member of the Company Group may seek an appropriate protective order or other appropriate remedy, except to the extent notifying the Company would violate such law, regulation, subpoena or court order. Alternatively, the Company may, at its election and in its sole discretion (such election to be evidenced only by a written notice duly adopted by the Board of Managers) waive compliance with this paragraph Section 1 of Appendix A. You agree to cooperate with the Company and any member of the Company Group, at the Company’s expense, to obtain such a protective order or other remedy. If such order or other remedy is not obtained, or the Company waives compliance with the provisions of this paragraph 1 of Appendix A, you shall disclose only that portion of the Confidential Information that you are advised by counsel you are legally required to so disclose and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information so disclosed.

2.	Inventions.

(a) You agree that (i) each Invention shall belong exclusively to the Company from conception, (ii) all of your writings, works of authorship, specially commissioned works, and other Inventions are works made for hire and are the exclusive property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto, and (iii) if it is determined that any such Inventions are not works made for hire, you hereby irrevocably assigns to the Company all of your right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Inventions;

(b) You covenant that you shall (i) keep and maintain reasonable and current written records of all Inventions, which records will be solely available to and remain the sole property of the Company at all times and shall be surrendered to the Company upon termination or expiration of your employment with the Company, (ii) promptly provide a separate written irrevocable assignment to the Company, or to a Person designated by the Company, at the Company’s request and without additional compensation, of all of your right to the Inventions in the United States and all foreign jurisdictions, (iii) promptly, at the Company’s expense, execute and deliver to the Company such applications, assignments and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Invention in the United States and any foreign jurisdictions, (iv) promptly, at the Company’s expense, execute and deliver all other papers deemed necessary by the Company to carry out the above obligations and (v) give testimony and render any other assistance in support of the Company’s rights to any Invention; provided, that the Company shall be responsible, and shall reimburse you, for all reasonably documented out of pocket third-party expenses incurred by you in connection therewith;

(c) In the event that the Company is unable to secure your signature after reasonable effort in connection with seeking any patent, trademark, copyright or other similar protection relating to an Invention, you irrevocably designates and appoints the Company and its respective officers and agents as your agent and attorney-in-fact, to act for and on your behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or similar protection thereon with the same legal force and effect as if executed by you;

(d) At all times during or after the Term, you shall assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense; provided, that the Company shall be responsible, and shall reimburse you, for all reasonably documented out of pocket third-party expenses incurred by you in connection therewith.

3. Exclusivity. During the Term and for a period of one (1) year thereafter the “Exclusivity Period”), you shall not, anywhere within any city, county, state, district, commonwealth or other political subdivision within the United States of America, Canada, or any other country or territory in which the Company or any other member of the Company Group then conducts or proposes to conduct business, directly or indirectly, through or on behalf of any other Person, without the prior written consent of the Company: (a) own, manage, operate, control, consult with, be employed by, engage or otherwise participate in, (b) provide services (whether as an officer, employee, independent contractor, advisor, consultant, board member, or otherwise) to, (c) supply any product to, or market, offer, sell or distribute any product for, (d) make any loan to, or any debt, equity, or other financial investment (directly or beneficially) in or (e) participate in the ownership, management, operation or control of, or otherwise be connected with: (1) any Person carrying on, in whole or part, any Competitive Business; (2) any Person that directly or indirectly engages or proposes to engage in any Competitive Business, (or any successors thereof). Notwithstanding the foregoing, nothing in this paragraph 3 (Exclusivity) of Appendix A shall prevent you from (x) owning for passive investment purposes not intended to circumvent this Agreement, (i) less than one percent (1%) of the publicly traded common equity securities of any company covered by the subsections set forth above.

4. Non-Solicitation. During the Term and for a period of 12 months thereafter (the “Non-Solicit Period” and together with the Exclusivity Period, the “Restricted Period”), you shall not, without the prior written consent of the Company, directly or indirectly, or directly or indirectly assist any Person to (a) solicit, induce or encourage any Person who or which either is, or at any time during the twelve (12) months immediately preceding the end of the Term was, an employee, agent, consultant, customer, supplier, distributor, or independent contractor of the Company or its Affiliates to terminate their relationship with, or engagement by, the Company or any member of the Company Group or otherwise cease performing, or diminish the performance of, his/her/its services provided to the Company or any member of the Company Group, (b) employ, engage, encourage, induce, participate or assist in the hiring or engagement of any Person who or which either is, or at any time during the twelve (12) months immediately preceding the end of the Term was, an employee, agent, consultant, customer, supplier, distributor or independent contractor of the Company or any member of the Company Group, (c) solicit, divert with the intention to take away, or attempt to divert with the intention to take away, the business or patronage of, or investment opportunity with, any Person who or which either is, or at any time during the twelve (12) months immediately preceding the end of the Term was, a client, customer, representative, distributor, or account of, or investor in (or a prospective client, customer, or account of, or investor in) the Company or any member of the Company Group, (d) solicit, divert with the intention to take away, or attempt to divert with the intention to take away, any investment opportunity considered and not permanently rejected by the Company or any member of the Company Group, or (e) interfere with, disrupt, or attempt to interfere with or disrupt, or encourage or assist others to disrupt or interfere with, the relationship, contractual or otherwise, between the Company or any member of the Company Group and any of their respective customers, clients, accounts, investors, suppliers, lessors, consultants, independent contractors, distributors, sales leaders, sales representatives, agents, employees, independent sales representatives or any other Person.

5. Calculation of Time Periods. You agree that if you breach any of the provisions contained in paragraph 3 or 4 of this Appendix A, the running of the time period of such provision(s) shall be extended from the end of the original time period, as applicable, for the period of time you were in breach of such provision(s), it being the intention of the Parties that the running of the applicable post-Term restriction period shall be tolled during any period of such violation (such extended period, the “Tolling Period”); provided, that if (w) at any time during the Restricted Period you violate any of the provisions contained in paragraph 3 or paragraph 4 of this Appendix A, (x) during the period of said breach the Board knows (or would reasonably be expected to know) of such violation, and (y) despite having such knowledge, the Board does not notify you in writing to cease the conduct giving rise to such breach, then (z) the period between (i) the date upon which the Board obtains knowledge of such violation and (ii) the date upon which the Board asks you to cease the offending conduct shall not be included in any calculation of the Tolling Period.

6. Reasonableness of Restrictions; Remedies. You acknowledge that the obligations contained in this Appendix A are reasonable and necessary to protect the legitimate business interests of the Company and the other members of the Company Group and that any breach or threatened breach by you of any provision contained in this Appendix A shall result in immediate irreparable injury to the Company and other members of the Company Group for which a remedy at law would be inadequate. You further acknowledge that the restrictions contained in this Agreement shall not prevent you from earning a livelihood during the applicable period of restriction. Accordingly, you acknowledge that, in the event of any breach or threatened breach by you of any provision of this Agreement, the Company and/or other members of the Company Group shall be entitled to a temporary, preliminary and permanent injunctive or other equitable relief in a court of competent jurisdiction (without being obligated to post a bond or other collateral) and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which the Company and/or other members of the Company Group may be entitled at law, in equity and/or otherwise. In addition, you acknowledge that you shall not, without the prior written consent of the Board, engage in any of the activities specified in this Appendix A and that, in the event you breach Sections 3 or 4 of this Appendix A, then in addition to any other remedies the Company may have available to it, unless otherwise determined by the Board, all equity interests or other similar compensatory interests that may have been granted to you (whether vested or unvested), if any, shall be automatically forfeited, terminated and cancelled without the payment of any consideration and without any further action on the part of the Company or any other Person.

7. Certain Definitions. For purposes of this Appendix A, the following terms shall have the following meanings:

“Competitive Business” means at any time a business that competes either directly or indirectly with any of the businesses of the Company or its subsidiaries.

“Confidential Information” means all information, data, documents, reports, agreements, interpretations, plans, studies, forecasts, projections and records (whether in oral or written form, electronically stored or otherwise and whether or not labeled confidential, proprietary or the like) containing or otherwise reflecting information concerning the Company Group or any of their respective businesses, assets or proposed transactions, including, without limitation (i) financial information, books and records, cost information, bidding information and strategies, and contracts and agreements, (ii) source codes, software programs, computer and information systems, and databases, (iii) marketing plans and strategies, (iv) the identity of and information relating to, customers, clients, investors, suppliers, sales representatives, sales leaders, and other third parties with whom or which there is a direct or indirect past, present or prospective business and/or service relationship, (v) information relating to past, present and prospective business operations, (vi) operating procedures, techniques, systems, processes and methods, all proprietary rights, trade secrets and other intellectual property, product, packaging and service information, including research and development and proposed products, packaging and services, (vii) employee and consultant records and information, (viii) other commercial “know-how,” “show-how” and information, (ix) all memoranda, notes, analyses, compilations, studies or other documents which were developed, based upon or which include any such Confidential Information (whether in written form, electronically stored or otherwise), whether prepared by any member of the Company Group, any employee or others which contain, reflect or are based on any such Confidential Information, (x) information that any member of the Company Group may have received, or may receive hereafter, from others which was received by any member of the Company Group with the understanding, express or implied, that the information would be kept as confidential, and (xi) information concerning the transactions or proposed transactions (including without limitation acquisitions, mergers, divestitures, and similar transactions) being pursued or considered by the Company Group and confidential information regarding third parties related thereto or any of the terms, conditions or other facts with respect to such transactions or proposed transactions, including, without limitation, the fact that the parties are discussing such transactions or proposed transactions or the status thereof; provided, however, that Confidential Information does not include information that (A) is or becomes generally available to the public, other than as a result of a disclosure by or the fault of an employee of the Company Group or by any other Person in violation of any contractual, legal or fiduciary obligation, (B) is provided to you by any Person independent of your position as a Manager of any member of the Company Group and not in violation of any contractual, legal or fiduciary obligation of such Person, (C) was independently known to you prior to the Term and not otherwise covered by a confidentiality obligation or (D) is developed by you after the Term and without reference to or use of any information that would otherwise be Confidential Information hereunder.

“Invention” means (i) any idea, invention, technique, modification, process, discovery, creation, improvement, industrial design, mask work (however fixed or encoded, that is suitable to be fixed, embedded or programmed in a product), work of authorship, documentation, specification, method, formulae, data, software program, trade secret, “know-how”, “show-how”, concept, expression, or other development (in each case, whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection and regardless of their form or state of development) and any interest and rights therein, created, conceived, or developed by you, either solely or in conjunction with others, within the scope of your Services to the Company or any other member of the Company Group (whether prior to or after the Effective Date), that relates in any way to, or is useful in any manner to, the business then being conducted or proposed to be conducted by the Company Group and (ii) any such item created, conceived or developed by you, either solely or in conjunction with others, that is based upon or uses Confidential Information.